					Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

		Fiscal year ended
		September 27,	September 28,	September 30,
		2025	2024	2023
Operating income, as reported		$202,371	$167,732	$195,820
Restructuring and other charges		4,683	20,257	23,094
Accelerated stock-based compensation (1)		—	5,063	—
Adjusted operating income		207,054	193,052	218,914
Tax rate		8.0%	13.0%	13.0%
Adjusted operating income (tax-effected)		$190,490	$167,955	$190,455
Average invested capital		$1,303,575	$1,418,698	$1,425,626
ROIC		14.6%	11.8%	13.4%
WACC		8.9%	8.2%	9.0%
Economic Return		5.7%	3.6%	4.4%

Average Invested Capital	Fiscal 2025
	September 27,	June 28,	March 29,	December 28,	September 28,	Average invested capital
	2025	2025	2025	2024	2024
Equity	$1,454,588	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	45,793	50,678	121,014	121,977	157,325
Operating lease obligations - current (2)	8,253	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	91,987	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	29,422	31,192	32,720	35,124	32,275
Less:
Cash and cash equivalents	(306,464)	(237,567)	(310,531)	(317,161)	(345,109)
	$1,323,579	$1,364,073	$1,293,607	$1,262,612	$1,274,006	$1,303,575

Average Invested Capital	Fiscal 2024
	September 28,	June 29,	March 30,	December 30,	September 30,	Average invested capital
	2024	2024	2024	2023	2023
Equity	$1,324,825	$1,266,360	$1,259,762	$1,266,755	$1,214,382
Plus:
Debt and finance lease obligations - current	157,325	258,175	245,964	251,119	240,205
Operating lease obligations - current (2)	14,697	7,990	8,281	9,172	8,363
Debt and finance lease obligations - long-term	89,993	90,715	192,025	192,118	190,853
Operating lease obligations - long-term	32,275	31,923	33,915	35,989	38,552
Less:
Cash and cash equivalents	(345,109)	(269,868)	(265,053)	(231,982)	(256,233)
	$1,274,006	$1,385,295	$1,474,894	$1,523,171	$1,436,122	$1,418,698

Average Invested Capital	Fiscal 2023
	September 30,	July 1,	April 1,	December 31,	October 1,	Average invested capital
	2023	2023	2023	2022	2022
Equity	$1,214,382	$1,184,362	$1,182,382	$1,150,259	$1,095,731
Plus:
Debt and finance lease obligations - current	240,205	304,781	294,011	329,076	273,971
Operating lease obligations - current (2)	8,363	8,772	8,358	8,878	7,948
Debt and finance lease obligations - long-term	190,853	187,468	188,730	187,272	187,776
Operating lease obligations - long-term	38,552	40,515	31,257	32,149	33,628
Less:
Cash and cash equivalents	(256,233)	(252,965)	(269,664)	(247,880)	(274,805)
	$1,436,122	$1,472,933	$1,435,074	$1,459,754	$1,324,249	$1,425,626

(1)	During the twelve months ended September 28, 2024, $5.1 million of accelerated stock-based compensation expense was recorded in selling and administrative expense in the accompanying Consolidated Statement of Operations as a result of a previously announced executive retirement agreement.
(2)	Included in other accrued liabilities on the Consolidated Balance Sheets.